Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, October 25, 2018	(302) 857-3292

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE THIRD QUARTER OF 2018

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended September 30, 2018.

Our fall 2018 NASCAR event weekend, which consisted of a K&N Pro Series East event, an XFINITY Series event, and a Monster Energy Cup Series event, was held entirely in the fourth quarter of 2018. The 2017 race weekend was held from September 29 to October 1, 2017, therefore, the 2017 K&N Pro Series East event and the XFINITY Series event were held during the third quarter of 2017 and the Monster Energy Cup Series event was held in the fourth quarter of 2017.

As a result of the schedule change, revenues for the third quarter of 2018 were $227,000 compared with $2,740,000 in the third quarter of 2017.

Operating and marketing expenses were $1,599,000 in the third quarter of 2018 compared to $3,485,000 in the third quarter of 2017. The decrease was the result of the schedule change, offset by the timing of advertising expenses for the fall weekend.

General and administrative expenses of $1,798,000 in the third quarter of 2018 were comparable to $1,774,000 in the third quarter of 2017.

Depreciation expense decreased to $793,000 in the third quarter of 2018 from $863,000 in the third quarter of 2017.

Loss on sale of land represents the estimated loss on the pending sale of the last parcel of land we own near Gateway International Raceway. We expect to close on the land sale in the fourth quarter of 2018.

Net interest decreased to $2,000 in the third quarter of 2018 compared to $34,000 in the third quarter of 2017 due to lower borrowings.

Loss before income taxes for the third quarter of 2018 was ($4,014,000) compared to ($3,396,000) in the third quarter of 2017.

Net loss for the third quarter of 2018 was ($2,699,000) or ($.07) per diluted share compared to ($2,015,000) or ($.06) per diluted share in the third quarter of 2017. A lower effective tax rate in the third quarter of 2018 reduced the tax benefit on the loss in 2018 compared to 2017.

As previously reported, we closed on the sale of a parcel of land in Nashville during the first quarter of 2018 for net proceeds of approximately $5 million after closing costs, resulting in a gain of $2,512,000. Currently, 225 acres of our Nashville Speedway property are under option for a total purchase price of approximately $12.4 million. The Company continues to hold over 1,000 acres of prime commercial real estate.

During the third quarter this year, the Company repurchased 65,038 shares of its common stock on the open market at an average price of $2.12 per share, not including nominal brokerage commissions. We have repurchased 212,082 shares during the first nine months of this year.

As of September 30, 2018, the Company had $600,000 of outstanding indebtedness. During the first nine months of 2018, the Company contributed $1,750,000 to its frozen defined benefit pension plan.

The Company announced yesterday that its Board of Directors declared an annual cash dividend on both classes of common stock of $.08 per share. The dividend will be payable on December 10, 2018 to shareholders of record at the close of business on November 12, 2018. Due to the seasonal nature of our business, we will evaluate dividends annually.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenues:
Admissions	$—	$425	$2,853	$3,871
Event-related	227	995	5,283	5,739
Broadcasting	—	1,319	18,128	18,824
Other	—	1	1	3

	227	2,740	26,265	28,437

Expenses:
Operating and marketing	1,599	3,485	16,984	18,639
General and administrative	1,798	1,774	5,552	5,590
Depreciation	793	863	2,496	2,507
Costs to remove long-lived assets	—	—	—	286

	4,190	6,122	25,032	27,022

(Loss) gain on sale of land	(99)	—	2,413	—

Operating (loss) earnings	(4,062)	(3,382)	3,646	1,415

Interest expense, net	(2)	(34)	(75)	(150)
Benefit (provision) for contingent obligation	4	11	(132)	(41)
Other income	46	9	77	80

(Loss) earnings before income taxes	(4,014)	(3,396)	3,516	1,304

Income tax benefit (expense)	1,315	1,381	(699)	(521)

Net (loss) earnings	$(2,699)	$(2,015)	$2,817	$783

Net (loss) earnings per common share:
Basic	$(0.07)	$(0.06)	$0.08	$0.02

Diluted	$(0.07)	$(0.06)	$0.08	$0.02

Weighted average shares outstanding:
Basic	36,102	36,282	36,165	36,299
Diluted	36,102	36,282	36,165	36,299

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP (LOSS) EARNINGS BEFORE INCOME TAXES

TO ADJUSTED (LOSS) EARNINGS BEFORE INCOME TAXES

AND RECONCILIATION OF GAAP NET (LOSS) EARNINGS TO ADJUSTED NET (LOSS) EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP (loss) earnings before income taxes	$(4,014)	$(3,396)	$3,516	$1,304

Loss (gain) on sale of land (1)	99	—	(2,413)	—

Costs to remove long-lived assets (2)	—	—	—	286

Adjusted (loss) earnings before income taxes	$(3,915)	$(3,396)	$1,103	$1,590

GAAP net (loss) earnings	$(2,699)	$(2,015)	$2,817	$783

Loss (gain) on sale of land, net of income taxes (1)	76	—	(1,908)	—

Costs to remove long-lived assets, net of income taxes (2)	—	—	—	167

Adjusted net (loss) earnings	$(2,623)	$(2,015)	$909	$950

GAAP net (loss) earnings per common share - basic and diluted	$(0.07)	$(0.06)	$0.08	$0.02

Loss (gain) on sale of land, net of income taxes (1)	—	—	(0.05)	—

Costs to remove long-lived assets, net of income taxes (2)	—	—	—	—

Adjusted net (loss) earnings per common share - basic and diluted (3)	$(0.07)	$(0.06)	$0.02	$0.02

(1)

During the thrid quarter of 2018, we entered negotiations to sell a parcel of land we own near St. Louis, Missouri. We adjusted the book value of the land to reflect the expected sale price resulting in a $99,000 loss.

During the first quarter of 2018, we closed on the sale of a parcel of land at our Nashville Superspeedway facility resulting in a gain on sale.

(2)	Costs to remove long-lived assets represents costs incurred to remove and dispose of certain grandstand seating at our Dover International Speedway facility.

(3)	The components of GAAP net earnings per common share for the nine months ended September 30, 2017 do not add to the adjusted net earnings per common share due to rounding.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted (loss) earnings before income taxes, adjusted net (loss) earnings and adjusted net (loss) earnings per common share - basic and diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned gain on sale of land and costs to remove long-lived assets. Income taxes are based on our approximate statutory tax rates applicable to each of these items. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to (loss) earnings before income taxes, net (loss) earnings or net (loss) earnings per common share - basic and diluted, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	September 30,	September 30,	December 31,
	2018	2017	2017
ASSETS
Current assets:
Cash	$187	$146	$1
Accounts receivable	733	2,420	476
Inventories	19	16	15
Prepaid expenses and other	5,827	4,352	1,119
Receivable from Dover Downs Gaming & Entertainment, Inc.	—	27	—
Income taxes receivable	1,456	982	562
Assets held for sale	531	2,455	2,455

Total current assets	8,753	10,398	4,628

Property and equipment, net	48,764	51,968	51,000
Nashville Superspeedway facility	23,567	23,545	23,545
Other assets	1,108	1,065	1,107

Total assets	$82,192	$86,976	$80,280

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$738	$129	$61
Accrued liabilities	2,904	3,237	3,049
Payable to Dover Downs Gaming & Entertainment, Inc.	6	—	7
Contract liabilities	4,528	4,702	1,249

Total current liabilities	8,176	8,068	4,366

Revolving line of credit, net	600	5,880	3,240
Liability for pension benefits	896	3,704	2,819
Provision for contingent obligation	2,092	1,843	1,960
Deferred income taxes	8,618	12,778	8,673

Total liabilities	20,382	32,273	21,058

Stockholders’ equity:
Common stock	1,814	1,830	1,825
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,545	101,887	101,844
Accumulated deficit	(39,968)	(47,557)	(42,858)
Accumulated other comprehensive loss	(3,432)	(3,308)	(3,440)

Total stockholders’ equity	61,810	54,703	59,222

Total liabilities and stockholders’ equity	$82,192	$86,976	$80,280

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Nine Months Ended
	September 30,
	2018	2017
Operating activities:
Net earnings	$2,817	$783
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation	2,496	2,507
Amortization of credit facility fees	47	48
Stock-based compensation	237	305
Deferred income taxes	(690)	(272)
Provision for contingent obligation	132	41
Gains on equity investments	(15)	—
Gain on sale of land	(2,413)	—
Changes in assets and liabilities:
Accounts receivable	(257)	(2,001)
Inventories	(4)	1
Prepaid expenses and other	(4,731)	(3,302)
Receivable from/payable to Dover Downs Gaming & Entertainment, Inc.	(1)	(34)
Income taxes receivable/payable	(290)	(1,119)
Accounts payable	549	(191)
Accrued liabilities	(145)	379
Contract liabilities	3,279	3,347
Liability for pension benefits	(1,811)	(326)

Net cash (used in) provided by operating activities	(800)	166

Investing activities:
Capital expenditures	(762)	(1,779)
Proceeds from sale of land, net	4,945	—
Purchases of equity investments	(100)	(142)
Proceeds from sale of equity investments	90	134

Net cash provided by (used in) investing activities	4,173	(1,787)

Financing activities:
Borrowings from revolving line of credit	10,200	20,660
Repayments on revolving line of credit	(12,840)	(18,620)
Repurchase of common stock	(547)	(274)

Net cash (used in) provided by financing activities	(3,187)	1,766

Net increase in cash	186	145
Cash, beginning of period	1	1

Cash, end of period	$187	$146